STATEMENT CONCERNING PRIOR INDEPENDENT AUDITOR

    On May 4, 2002, Pioneer Bond Fund dismissed Arthur Andersen LLP as its independent auditor and appointed Ernst & Young LLP to replace Arthur Andersen LLP. As a result of the cessation of operations by Arthur Andersen LLP, Pioneer Bond Fund has been unable to obtain Arthur Andersen LLP's written consent to the references to Arthur Andersen LLP included in or made a part of this Registration Statement and to incorporation by reference into the statement of additional information of its audit report dated August 10, 2001, with respect to Pioneer Bond Fund's financial statements as of June 30, 2001 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits Pioneer Bond Fund to file this registration statement without a written consent from Arthur Andersen LLP. However, Arthur Andersen LLP's lack of consent could effect Arthur Andersen LLP's potential liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, your ability to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under this Registration Statement may be impaired.